CPI Aero News Release
March 9, 2011

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2010 YEAR-END RESULTS

2010 Orders Set a Record of $61.7 Million

$22.1 Million in New Orders in First Two Months of 2011

Edgewood, NY – March 9, 2011 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced audited results for the 2010 fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 vs. 2009
•	Revenue was $7,464,546 from $12,729,858;
•	Gross margin was (45%), compared to 30% in last year’s fourth quarter;
•	Pre-tax loss was $4,758,535, compared to pre-tax income of $2,240,661; and,
•	Net loss was $2,965,535, or $0.44 per diluted share, compared to net income of $1,559,661, or $0.25 per diluted share.

Full Year 2010 vs. 2009
•	Revenue was $43,990,784 from $43,906,825;
•	Gross margin was 14% as compared to 26%;
•	Pre-tax income was $542,896 as compared to $5,861,007;
•	Net income was $529,896 or $0.08 per diluted share, compared to $3,946,007 or $0.64 per diluted share;
•	New orders were a record $61.7 million, compared to $23.4 million; and,
•	Solicitations not yet awarded totaled a maximum realizable value of approximately $486 million.

Edward J. Fred, CPI Aero’s CEO & President, stated, “As previously announced, the termination of the T-38 program one release year earlier than expected, resulted in a revenue adjustment based on a change in estimate for the fourth quarter and the year.  This non-cash adjustment is a GAAP change in estimate, and conforms to the procedures used for the percentage of completion method (“POC”) of accounting."

“The adjustments that we made for the T-38 program and two other contracts subject to early termination/completion that are accounted for in a similar manner, eliminate the possibility of similar revenue adjustments on these ongoing contracts in future years."

CPI Aero News Release
March 9, 2011

“Without the impact of the above adjustment, we would have slightly exceeded our 2010 guidance of revenue in the range of $49 million to $51 million and net income in the range of $4.6 million to $4.8 million.”

The change in estimate adjustment, and the related impact, is described more fully in our press release of January 20, 2011.

He added, “2010 was a record year in terms of new contract awards which approximated $61.7 million of which approximately $8.5 million were government prime contract awards, $48.6 million were government subcontract awards and $4.6 million were commercial subcontract awards."

“We started 2011 on a very strong note.  Since the beginning of the year we have received several contracts including: a $17.7 million contract from Sikorsky Aircraft Corp. for structural assemblies and kits for the S-92® civil helicopter program; and a $4 million purchase order to manufacture seats for the E-2D Advanced Hawkeye aircraft from Northrop Grumman Corporation.  We look forward to additional new orders from existing contracts as well as from the $486 million of solicitations that we have bid on but remain unawarded as of December 31, 2010.”

Mr. Fred noted, “One of the major achievements of 2010 was being named by Sikorsky to its Supplier Gold status which was followed earlier this year with the $17.7 million S-92® civil helicopter order, the largest contract we have ever received from Sikorsky.  The work we have performed for major prime contractors has enhanced our reputation and stature which we are using to establish relationships with additional prime manufacturers, including other helicopter and business/private jet companies, who have come to recognize CPI Aero as a premier supplier of aircraft structure.”

Affirms Long-Term Guidance
Mr. Fred concluded, “Our 3-year, compounded annual growth rate guidance for revenue in the range of 30% to 35%, and for net income in the range of 50% to 60% - provided by CPI Aero in 2008, remains intact.  We remain confident that we will achieve our 2011 guidance which calls for revenue to be in the range of $78 million to $81 million, a 77% to 84% increase over 2010, primarily due to increased work on our three major long-term programs: A-10, E-2D and G650.  Net income for 2011 is expected to be in the range of $9.2 million to $9.5 million.  Our gross margin for the year should be in the range of 25% to 27%.  In addition, we estimate that for 2012, revenue should be in the range of $88 million to $91 million, with resulting net income of between $11 million and $12 million.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Wednesday, March 9, 2011 at 11:00 am ET to discuss fourth quarter results, recent corporate developments and the Company’s future outlook.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8337.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero News Release
March 9, 2011

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, MH-53 and CH-53 variant helicopters, the Gulfstream G650, C-5A Galaxy cargo jet, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release
March 9, 2011

CPI AEROSTRUCTURES, INC.
STATEMENTS OF INCOME

	For the Three Months Ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenue	$7,464,546	$12,729,858	$43,990,784	$43,906,825

Cost of sales	10,834,546	8,900,463	37,877,960	32,597,208

Gross profit (loss)	(3,370,000)	3,829,395	6,112,824	11,309,617

Selling, general and administrative expenses	1,363,555	1,508,553	5,415,292	5,197,663
Income (loss )from operations	(4,733,555)	2,320,842	697,532	6,111,954

Interest income (expense)
Interest/other income	5,646	546	3,770	2,014
Interest expense	(30,626)	(80,727)	(158,406)	(252,961)
Total other income (expense), net	(24,980)	(80,181)	(154,636)	(250,947)
Income (loss) before provision for (benefit from) income taxes	(4,758,555)	2,240,661	542,896	5,861,007

Provision for (benefit from) income taxes	(1,793,000)	681,000	13,000	1,915,000

Net income (loss)	$(2,965,535)	1,559,661	$529,896	$3,946,007

Basic net income (loss) per common share:	$(0.44)	0.26	$0.08	$0.66

Diluted net income(loss) per common share:	$(0.44)	0.25	$0.08	$0.64

Shares used in computing earnings (loss) per common share:
Basic	6,704,229	6,001,320	6,489,942	5,994,326
Diluted	6,704,229	6,166,605	6,736,501	6,156,628

CPI Aero News Release
March 9, 2011

CPI AEROSTRUCTURES, INC.
BALANCE SHEET

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash	$823,376	$2,224,825
Accounts receivable, net	6,152,544	5,403,932
Costs and estimated earnings in excess of billings on uncompleted
contracts	47,165,166	43,018,221
Prepaid expenses and other current assets	606,369	451,068
Total current assets	54,747,455	51,098,046

Property and equipment, net	881,915	853,820
Deferred income taxes	668,000	526,000
Other assets	159,817	59,265
Total Assets	$56,457,187	$52,537,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,267,330	$5,859,182
Accrued expenses	301,941	610,448
Current portion of long-term debt	685,008	636,592
Line of credit	800,000	2,200,000
Deferred income taxes	182,000	305,000
Income taxes payable	134,006	2,368,374
Total current liabilities	10,370,285	11,979,596

Long-term debt, net of current portion	1,190,097	1,801,357
Other liabilities	226,362	238,664
Total Liabilities	11,786,744	14,019,617

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 6,911,570 and 6,122,524 shares, respectively, and
outstanding 6,789,736 and 6,033,690 shares, respectively	6,912	6,123
Additional paid-in capital	33,272,237	27,369,043
Retained earnings	12,417,924	11,888,028
Accumulated other comprehensive loss	(45,404)	(52,874)
Treasury stock, 121,834 and 88,834 shares, respectively
of common stock (at cost)	(981,226)	(692,806)
Total Shareholders’ Equity	44,670,443	38,517,514
Total Liabilities and Shareholders’ Equity	$56,457,187	$52,537,131